The Thomson Corporation                                          [LOGO OMITTED]
Toronto Dominion Bank Tower, Suite 2706
PO Box 24, Toronto-Dominion Centre
Toronto, Ontario M5K 1A1
Tel (416) 360-8700   Fax (416) 360-8812
www.thomson.com


News Release


Investor Contact:                       Media Contact:
----------------                        -------------
John Kechejian                          Janey Loyd
Vice President, Investor Relations      Vice President, Corporate Communications
(203) 969-8700                          (203) 969-8700
john.kechejian@thomson.com              janey.loyd@thomson.com

                                        Jason Stewart
                                        Director, Public Relations
                                        (203) 969-8700
                                        jason.stewart@thomson.com


For Immediate Release
--------------------------------------------------------------------------------
                   THE THOMSON CORPORATION ANNOUNCES CLOSE OF
                INVESTIGATION BY DEPARTMENT OF JUSTICE REGARDING
                          PROPOSED PRIMARK TRANSACTION
--------------------------------------------------------------------------------


         TORONTO, ONTARIO, September 1, 2000 - The Thomson Corporation (TSE:
    TOC) announced today that the Antitrust Division of the United States Department of Justice has closed its investigation of Thomson's previously announced tender offer for Primark Corporation (PMK). Accordingly, the condition to Thomson's tender offer for all of the outstanding shares of common stock of Primark requiring the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been satisfied.

         Thomson's offer to acquire all of the outstanding shares of common stock of Primark is scheduled to expire on Tuesday, September 12, 2000 at 5:00 p.m., EDT New York City time. The offer to acquire all of the outstanding Primark 9 1/4% Senior Subordinated Notes due 2008 (the "Notes") is scheduled to expire on Wednesday, September 13, 2000 at 5:00 p.m. EDT New York City time.

         Based on the latest count of tendered shares and Notes, as of 5:00 p.m. EDT on August 31, 2000, 17,083,500 shares of Primark common stock (constituting approximately 84% of the outstanding common stock) had been tendered and not withdrawn, and US$150 million in the aggregate principal amount of the Notes (constituting 100% of the outstanding Notes) had been tendered and not withdrawn.

         The tender offer for the Primark common stock is being made through, and the foregoing announcement is qualified in its entirety by reference to, Marquee's Offer to Purchase dated June 14, 2000, and the related letter of transmittal. The tender offer for the Notes is being made through, and the foregoing announcement is qualified in its entirety by reference to, Marquee's Offer to Purchase and Consent Solicitation Statement dated June 22, 2000, and the related letter of transmittal. Primark stockholders and noteholders should read the applicable Offer to Purchase and

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related letter of transmittal in their entirety prior to making any decision as to the respective tender offers.

         The Thomson Corporation (www.thomson.com), with 1999 revenues of US$5.8 billion, is a leading, global e-information and solutions company in the business and professional marketplace. Thomson's common shares are listed on the Toronto and London Stock Exchanges.



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